RLHC Files Form 12b-25 to Extend 10K Deadline

SPOKANE, Wash., March 15, 2017 - (GLOBE NEWSWIRE) -- Red Lion Hotels Corporation (the “Company”) (NYSE:RLH), a growing hospitality company that operates and franchises upscale, midscale and economy hotels, today announced that it has filed Form 12b-25 with the Securities and Exchange Commission in order to extend the due date of its 2016 Annual Report on Form 10-K for fifteen days, as permitted by Rule 12b-25 under the Securities Exchange Act.

The Company is unable to file its Annual Report on Form 10-K for the year ended December 31, 2016 within the prescribed time period without unreasonable effort or expense. As previously communicated, subsequent to December 31, 2016, the Company identified a material weakness in its internal controls over financial reporting related to its Entertainment segment. The Company requires additional time to finalize its financial statements, to be filed as part of the 2016 Form 10-K, as it completes the reconciliation process within its Entertainment segment. The Company does not believe this issue will have a material impact on its 2016 or 2015 operating results, nor will it impact future results, but it could result in an adjustment to a prior year.

The Company currently expects to file the 2016 Form 10-K on or before March 31, 2017, the prescribed due date under the fifteen calendar day extension period provided under Rule 12b-25.

About RLHC
Red Lion Hotels Corporation, established in 1959, is an international hospitality company primarily engaged in the franchising, management and ownership of upscale, midscale and economy hotels under the Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, GuestHouse, Settle Inn, Vantage Hotels, Americas Best Value Inn, Canadas Best Value Inn, Lexington by Vantage, America's Best Inns & Suites, Country Hearth Inns, Jameson Inn, Signature Inn and 3 Palms Hotels & Resorts brands. The Company also owns and operates an entertainment and event ticket distribution business under the brand name TicketsWest. For more information, please visit the Company's website at www.rlhco.com.

Forward Looking Statements:
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the Company's annual report on Form 10-K for the year ended December 31, 2015, and in other documents filed by the Company with the Securities and Exchange Commission.
Investor Relations Contact
Evelyn Infurna
O: 203-682-8265
C: 203-856-2088
Investor.relations@redlion.com